Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
November 19, 2021

Mr. Anthony Gibney
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Dear Tony:
On behalf of IVERIC bio, Inc. (the “Company”) it is my pleasure to extend to you this offer of employment with the Company for the position of Executive Vice President & Chief Business & Strategy Officer, reporting directly to Glenn Sblendorio, Chief Executive Officer. The terms of this offer, which are contingent on you and us determining a mutually agreed upon start date, which is expected to be no later than January 3, 2022 (the “Start Date”) and satisfactory completion of a background investigation, are as follows:
1.Employment. You will be employed on a full-time basis. You will carry out duties and responsibilities consistent with your position and such other duties as may from time to time be assigned to you by the Company. The Company reserves the right to change your title and responsibilities at any time, with or without notice, provided that such change in title and responsibilities is in connection with the addition of responsibilities and/or a more senior position. You shall perform and discharge faithfully and diligently your duties and responsibilities hereunder. You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing, you may (i) manage your personal financial affairs, (ii) engage in civic and charitable activities, and (iii) continue to serve on the board of directors of the company on which you currently serve as a board member and, with the prior approval of the Board (not to be unreasonably withheld), serve on one additional board of directors, provided that such activities described in (i), (ii) and (iii) do not, individually or in the aggregate, unreasonably interfere with your duties and responsibilities hereunder or create a conflict of interests. You will be indemnified for your services to and on behalf of the Company to the extent provided for under the Company’s certificate of incorporation and standard form of director and executive officer indemnification agreement (which the Company will execute and deliver to you) and you shall be covered by directors’ and officers’ or other third-party liability insurance on a basis no less favorable than other senior executives of the Company are so covered. You agree to abide by the rules, regulations, instructions, practices and policies of the Company and any changes to these that may be adopted from time to time by the Company.

2.Base Salary. Your base salary will be at the annual rate of $420,000, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices. Such base salary may be adjusted for possible increase, but not decrease, from time to time in accordance with normal business practices and in the sole discretion of the Company. Your position is classified as “exempt” according to

www.ivericbio.com

federal wage law which means you are not eligible for overtime pay for hours worked in excess of 40 in a given week.

3.Discretionary Bonus. Following the end of each calendar year beginning with 2022 and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a target performance bonus of 45% of your annualized base salary, based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Company in good faith based on your and the Company’s achievement of performance objectives communicated to you at the beginning of each calendar year during the term of your employment.
4.Equity. In connection with the commencement of your employment and as an inducement to becoming an employee, you will receive an option to purchase 200,000 shares of the Company’s common stock (the “Option”), subject to approval by the Board (acting in its sole discretion) and contingent upon your execution of the corresponding stock option agreement. The Option would be issued with an exercise price per share equal to the closing sale price (for the primary trading session) of the Company’s common stock on the Nasdaq Global Select Market on your Start Date (the “Grant Date”) and would vest over a four-year period, with 25% of the shares vesting on the first anniversary of the Grant Date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the Grant Date, pursuant to the terms of the stock option agreement and subject to your continued employment with the Company. In addition, in connection with the commencement of your employment and as an inducement to becoming an employee, you will be receive, on the Grant Date, two separate restricted stock unit grants consisting of (a) a grant for 100,000 shares of the Company’s common stock (the “Joining RSU Grant”) and (b) a grant for 75,000 shares of the Company’s common stock (the “Performance RSU Grant”), in each case, subject to approval by the Board (acting in its sole discretion) and contingent upon your execution of a corresponding restricted stock unit agreements. The Joining RSU Grant would vest over a four-year period, with 25% of the shares vesting on each of the first, second, third and fourth anniversaries of the Grant Date and the Performance RSU Grant would vest based on key performance milestones as set forth on Exhibit A attached hereto, in each case, pursuant to the terms of the applicable restricted stock unit agreement and subject to your continued employment with the Company except as provided herein. Subject to Board approval each year, the Company grants additional equity awards annually based on performance and you will be eligible for such grants beginning with those awarded based on 2022 performance.

5.Sign On Bonus: In connection with your employment, the Company will award you a sign-on bonus in the amount of $50,000, less applicable taxes, that will be included in your first paycheck. Should you voluntarily resign from the Company (excluding for this purpose, your termination with Good Reason as such term is defined in your severance agreement with the Company to be executed contemporaneous herewith (the “Severance Agreement”)) within your first year of employment you would be required to repay to the Company 100% of the sign-on bonus awarded to you (including any taxes deducted through payroll). For the avoidance of doubt, no repayment will be due upon your involuntary termination without Cause (as such term is defined in the Severance Agreement) or upon your termination of employment due to death or disability. In addition, in connection with the commencement of your employment and as an inducement to becoming an employee, you will receive, as a sign-on bonus on the Grant Date, a restricted stock unit grant for 6,000 shares of the Company’s common stock (the “Sign-On RSU Grant”), subject to approval by the Board (acting in its sole discretion) and contingent upon your execution of a corresponding restricted stock unit agreement. The Sign-On RSU Grant would vest with respect to 100% of the shares underlying the grant on the first anniversary of the Grant Date, pursuant to the terms of the restricted stock unit agreement and subject to your continued employment with the Company.

6.Benefits. You may participate in any and all benefit programs that the Company establishes and makes generally available to similarly situated employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. A summary of current benefits is enclosed with this letter. Benefits are subject to change at any time in the Company’s sole discretion.
7.Severance. You will be eligible to receive the severance and change in control benefits set forth in the Severance Agreement.

8.Vacation. You will be entitled to vacation time as set forth in the Employee Handbook, as such vacation policy may be amended by the Company from time to time.
9.Fair Competition & Confidentiality Agreement. As a condition of employment, you will be required to execute the attached Fair Competition & Confidentiality Agreement.
10.No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.
11.Proof of Legal Right to Work. You will be required to complete an Employment Eligibility Verification Form and submit an original document or documents that establish identity and employment eligibility within 3 business days of starting employment. Your employment with the Company is contingent on your satisfactory completion of this requirement.
12.At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer that expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.  This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.
13.Background Investigation. The required notices and forms for our background investigation are enclosed herewith. You must submit a completed form with your signed offer letter. Employment is contingent upon successful completion of the background check.

If you decide to accept this offer and agree to the employment terms set forth in this letter, please sign the letter in the space provided below, together with the enclosed documents, and return them to me. If you do not accept this offer by November 22, 2021, the offer will be deemed withdrawn.
Sincerely,
By: /s/ Amy R. Sheehan
                     Amy R. Sheehan
                     Senior Vice President & Chief HR Officer

The foregoing letter correctly sets forth the terms of my at-will employment with IVERIC bio, Inc., which I hereby accept. Nothing contained in this letter abrogates the at-will status of my proposed employment. I am not relying on any representations other than those set forth above.
/s/ Anthony Gibney                  November 19, 2021
Anthony Gibney                    Date:

Exhibit A

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